Exhibit 99.1

Walmart Sues DOJ and DEA Seeking Clarity for Pharmacists in Dispensing Prescription Opioids

BENTONVILLE, Ark., October 22, 2020 - Walmart has sued the U.S. Department of Justice (DOJ) and the Drug Enforcement Administration (DEA), asking a federal court to clarify the roles and responsibilities of pharmacists and pharmacies under the Controlled Substances Act (CSA). Walmart Inc. v. DOJ, et al. is pending before the U.S. District Court for the Eastern District of Texas.

In a statement, the company said:

Walmart and our pharmacists are committed to helping address the opioid crisis that has affected so many. We are proud of our pharmacists, who help patients understand the risks about opioid prescriptions, and who have refused to fill hundreds of thousands of opioid prescriptions they thought could be problematic. With the help of a team of investigators and experts, Walmart has also blocked thousands of questionable doctors from having their opioid prescriptions filled by any of our pharmacists, and we frequently assist law enforcement in bringing bad doctors to justice.

Unfortunately, certain DOJ officials have long seemed more focused on chasing headlines than fixing the crisis. They are now threatening a completely unjustified lawsuit against Walmart, claiming in hindsight pharmacists should have refused to fill otherwise valid opioid prescriptions that were written by the very doctors that the federal government still approves to write prescriptions.

We are bringing this lawsuit because there is no federal law requiring pharmacists to interfere in the doctor-patient relationship to the degree DOJ is demanding, and in fact expert federal and state health agencies routinely say it is not allowed and potentially harmful to patients with legitimate medical needs.

DOJ is forcing Walmart and our pharmacists between a rock and a hard place. At the same time that DOJ is threatening to sue Walmart for not going even further in second-guessing doctors, state health regulators are threatening Walmart and our pharmacists for going too far and interfering in the doctor-patient relationship. Doctors and patients also bring lawsuits when their opioid prescriptions are not filled.

Walmart and our pharmacists are torn between demands from DEA on one side and health agencies and regulators on the other, and patients are caught in the middle. We need a court to clarify the roles and legal responsibilities of pharmacists and pharmacies in filling opioid prescriptions.

About Walmart
Walmart Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, over 265 million customers and members visit approximately 11,500 stores under 56 banners in 27 countries and eCommerce websites. With fiscal year 2020 revenue of $524 billion, Walmart employs over 2.2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting https://corporate.walmart.com, on Facebook at https://www.facebook.com/walmart and on Twitter at https://twitter.com/walmart.

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